Power Hero

Power Hero is partnering with Verizon with the goal of providing 100M apartment residents personal EV charging.


AMERICA'S NEXT INVESTMENT
A breakthrough 110V system
that delivers high-speed Level 2 charging
AS SEEN ON
CNBC

Invest

$300 minimum investment

DEADLINE: June 28, 2024

in a month

SHARE PRICE

$1

TOTAL RAISED

$53,700

VALUATION

$17,029,813

Reg CF offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION


We are on a mission to provide personal EV charging, everywhere

Power Hero is at the forefront of the massive $500B global EV market, growing at a 17.8% compounded annual growth rate (CAGR).

There is a massive gap between the growing number of EVs on the road and the availability of convenient affordable charging solutions.

Power Hero plans to play a pivotal role enabling 100M apartment residents with access to personal fast charging.

SUCCESS TO DATE

- World-class team with 10+ exits, including 6 IPOs & two unicorns
- 9 patents issued across EV charging capabilities with 19 more pending
- 3 pilots secured in the largest counties in California
- Partnership with Verizon, opening access to 28M business customers
- PowerPac prototype in development & Cameo prototype ready for production
- Significant diversified revenue potential from licensing, hardware sales and subscriptions
- Massive $500B global electric vehicle market potential, growing at a 17.8% CAGR
- Cloud-connected products allow for grid management & resiliency

PROBLEM


Public EV charging IS the problem.
We need more private EV charging.

Limited available public charging stations to keep up with demand

Expensive charging infrastructure prohibits development

No viable charging options accessible to apartment residents

89% of global EV charging stations are private. But for the 100M+ Americans residing in apartments, overnight charging is simply not viable. Personal fast charging solutions require significant wiring and installation - which is not an option unless you own your home.

For the EV revolution to truly flourish, drivers must be able to plug in their cars overnight and at work, just as they would charge their phones.

Without addressing these challenges, widespread EV adoption may fail, leading to grave consequences for the future of our planet.

SOLUTION

Power Hero makes personal EV charging convenient, cost-effective, & connected


Power Hero leverages existing infrastructure
to allow personal charging anywhere

Power Hero makes mass EV adoption possible by offering a suite of personal charging solutions, so drivers can charge their EVs conveniently, regardless of where they are.

PowerPac easily installs to existing 110V circuits and gives 50 miles of fast charging

Power Hero's patented technology leverages existing electrical infrastructure, so anyone - including apartment residents - can charge from home and avoid waiting in line at public stations to access the abundant energy already all around us. Our installations are easily **compatible with any 110V circuit**, requiring no retrofitting.

Power Hero enables effective grid management by storing power during the day and allowing drivers to charge their vehicles overnight. By using off-peak power, we also play a crucial role in load balancing the grid, effectively reducing peak demand pressures.

By unlocking the power of personal charging, Power Hero breaks down the barriers that have hindered the transition to sustainable transportation, making gas-powered cars a thing of the past.

PowerPac™	mPower™	Cameo™
		
Enables fast, personal EV charging for apartment residents - no retrofitting required	Offers mobile charging for fleets, group functions, or roadside assistance	Connects existing EV chargers allowing them to be reserved and monetized via the cloud

Cameo allows anyone to network a charger so EV drivers can reserve and pay

Power Hero's comprehensive range of products have been granted **nine patents** that cover over 180 aspects of our technology, including connected charging stations, personal 110V/240V chargers, mobile station charging, and cloud-based charging networks.

With our suite of cutting-edge solutions, Power Hero effectively addresses the challenges faced by all EV drivers. Whether a driver is far from available charging, resides in an apartment building with limited access to power, seeks to avoid a long queue, or even finds themselves stranded without options, **Power Hero has the perfect tailored solution.**


Power Hero
POWERPAC™
Easily installs to any 110V circuit
No electrical infrastructure retrofit needed
Stores
Up to 100 miles of daily range (2x of normal 110V)
Off-peak charging and demand response
Ideal for employers, apartments and multi-EV homes
Power Hero

PowerPac™ is our powerful overnight solution designed specifically for apartment residents or multi-EV homes. It can be easily plugged into any available circuit and stores power while the driver is away. While our solutions draw in 110V for power, thanks to our patented technology, they discharge the stored energy as 240V, enabling fast charging. This significantly extends the EV's range up to 100 miles per day.

Power Hero
Cameo™


Power Hero™
CAMEO

- Can connect 1M existing un-networked chargers
- Cloud based back-end management
- Reserve charging stations
- Charger availability in real-time
- User-friendly
- Transactional processing capabilities

Cameo™, is an adapter that securely attaches to any Level-2 charger and connects to our cloud servers. This allows owners of chargers to make them accessible to the public and generate income. Once a charger is connected, drivers can view their availability, reserve charging stations, and make payments if needed. Similar to how Airbnb allows homeowners to list their properties for short-term rentals, Cameo™ allows EV owners or charging station operators to list their Level-2 chargers for use by other EV drivers.

Power Hero
mPower™


Power Hero

- Mobile Charging unit
- Cloud based back-end management
- Can charge multiple EVs
- Roadside Assistance
- User-friendly
- Transactional processing capabilities

Finally, **mPower™** is a mobile charging station that brings power wherever it's needed. It offers roadside assistance for drivers who find themselves stranded without power and it can also be hired for events or used to charge on the go.


We're on track to bring our
first product to market in 2024


We're on track to bring our
first product to market in 2024
Patent
Development
Prototype
Launch
Cameo™
Q4 2024
PowerPac™
Q4 2024
Q1 2025
mPower™
Q1 2025
Q3 2025
Q1 2026
Power Hero


We believe we're poised to capture a significant
portion of the massive global EV market

The global EV market is enormous, currently valued at $500B and growing at a CAGR of 17.8%. The escalating cost of fuel and concerns about climate change have played a significant role in driving the demand for EVs. Furthermore, government mandates, especially in regions like California, are poised to further accelerate this growth in the coming years, promoting more widespread adoption of EVs.

Power Hero is poised to capture a significant share in this market by addressing the specific need of personal EV charging in urban areas, emerging as a key player in this exponentially growing sector. Our proprietary patented solutions provide a significant advantage in capturing the largest untapped EV charging market of over 100M apartment residents in America alone.


We're capitalizing on an untapped opportunity within the $500.4B global EV market
100M
Current US Apartment Residents
17.8% CAGR
Global EV market growth rate
$1.5T
Global EV Market Size by 2030
26.4M
Expected EVs on U.S. roads by 2030

We're uniquely positioned to cater to the needs of **apartment dwellers, who often lack access** to reliable personal charging solutions and represent a hugely **underserved segment** in the market. With over 100 million Americans living in apartments and detached homes with insufficient circuitry to support level-2 charging, the opportunity is astronomical.

BUSINESS MODEL


We've partnered with industry leaders & California's most populous counties to fast-track our growth

With public and private partnerships to support our growth, we plan to rapidly increase our footprint across the US.

Power Hero partners with industry leaders like **Verizon** to develop and deliver world-class solutions to the market, while gaining access to their Partner Program's 28M business customers. Through our partnership with **Arrow Electronics**, one of the world's largest electronics component suppliers, we ensure that we maintain best-in-class supply chain and manufacturing practices.


Strategic pilots will drive our geographic expansion
Apartment Residents
2027
Roll out globally
5B
2026
Roll out across the United States
100M
2025
Roll out across California
9.7M
2024
Roll out to Los Angeles & Orange counties
4.3M
2023-2024
Pilots with 3 cities within the 2 most populous counties in CA
17K
Power Hero
* Forward looking projections cannot be guaranteed.

In California, we have already established pilot programs with cities in two of the state's largest counties: Los Angeles (with a population of 9.8 million) and Orange County (with a population of 3.2 million). The pilot initiatives are set to commence in the cities of Seal Beach, La Verne, and Buena Park in Q1 2024.

Our partnerships in just these three cities grant us access to over 17,000 renter-occupied units in the most populous counties in California, putting us in an excellent position to **expand our footprint to the 6 million rental units** in California alone.


Our three tiered business model allows for significant revenue growth

Our business model consists of:

1. **Hardware Sales:** Sales to government entities, property developers, retailers and car dealerships.
2. **Leasing:** Offering a lease-to-own model primarily for direct-to-consumer sales.
3. **User Subscriptions:** Device subscriptions with power usage, software updates, system set-up, and related services. This subscription model ensures predictable, recurring revenue. Users can include both municipalities who want to scale EV infrastructure and adoption, and EV owners.

MARKET



EV Charging is a nascent industry poised for explosive growth

The $500B global electric vehicle market has experienced massive growth and is projected to surpass $1.5T by 2030, growing at a whopping 17.8% CAGR.

The **EV charging market** is projected to grow even faster with a 25.5% CAGR.

We believe Power Hero is poised to play a pivotal role in this exploding market by addressing the unmet charging needs of **100 million Americans living in apartments.**

Blink acquired Maryland based SemaConnect for **$200M** (June 2022)

SK Group acquired S. Korea based Signet EV for **$259M** (April 2021)

Shell USA acquired Volta for **$189M** (January 2023)

Power Hero is spearheading the EV revolution, **making personal EV charging accessible anytime and anywhere.**

We're creating a world where mass EV adoption is a reality, so we can create a greener future for generations to come.



Invest in the Future of EV Charging
Power Hero
2105 Foothill Blvd. #B360
La Verne, CA 91750

Join us and own a stake in our success as together, we lead the charge for EV.

PRESS


AMERICA'S NEXT INVESTMENT
A breakthrough 110V system
that delivers high-speed Level 2 charging
Power Hero
AS SEEN ON
CNBC

1. **The Silicon Review**
   Power Hero is a great opportunity to get in on the EV wave
2. **Invest with Passion**
   Innovations Happening in the Electric Vehicle Charging Space
3. **Insider**
   Power Hero to Launch PowerPac Home Charging Solution for Electric Vehicles
4. **CIO Bulletin**
   Power Hero is a California-based EV charging company developing solutions for a smarter grid for everyone
5. **Autotech Outlook**
   Power Hero: Making EV Charging Easy and Accessible For All

TEAM



Esmond Goei, CEO, Chairman & Co-Founder
Seasoned entrepreneur & investor with 6 exits. 30+ years of experience leading startups & turnarounds in diverse industries including fiber optics, multimedia messaging, healthcare, organic baby food, & electronics toys. Investment portfolio consistently yields high returns, including a company that achieved unicorn status. Electrical engineer with an MBA from Western University.



Rob Kent, CMO, Vice-Chairman & Co-Founder
Innovative leader in the medical device sector, specializing in IoT. Former CEO of O2 Concepts, a manufacturer of networked portable home oxygen devices. Drove 5X growth & the deployment of over 20,000 units through a collaboration with Verizon. BS in Economics from the US Naval Academy. MBA from UC Irvine.



Troy Helming, Director & Strategic Advisor
3x entrepreneur, clean energy pioneer, & CEO of EarthGrid, Author of "The Clean Power Revolution." Founder of TradeWind, the top Wind Developer in the USA in 2017 with an economic impact of over $10B to date, & Pristine Sun, which developed 350 solar projects with a combined market value of $1B. Inventor of the Red Gopher robotic tunneling technology & an innovative floating solar system. 40+ clean energy patents.



Howard Kim, Director & Corporate Advisor
Communications veteran with 30+ years of experience. Former Managing Director of Asia-Pacific (APAC) Operations at Sycamore Networks, VP & General Manager of APAC Operations for Hypercom Network Systems, & Regional Director of Sales for APAC Operations at Cascade Communications (acquired by Lucent Technologies). Advisor to Hitachi Japan on global M&A and investments for 10 years. BS in Electrical Engineering from Texas A&M University. MBA from the University of Phoenix.



Armando Castro, Director & Legal Advisor
Partner with Pillsbury Winthrop Shaw Pittman LLP since 2014. Expertise in financial technologies & payment systems, cyber security, software, & wireless technologies. Portfolio of high profile clients including Facebook, Chevron, & Deutsche Bank. Stanford Graduate. JD from Loyola Marymount. Certified public accountant (CPA).



Curt Pringle, Board of Directors
Highly experienced consultant with 30+ years in land use, public relations, & government affairs. Two-time Mayor of Anaheim and former Speaker of the California State Assembly. Developed the Anaheim Resort District– home to Disneyland Resort & Anaheim Convention Center. Distinguished Fellow at the UCI Department of Planning, Policy & Design; Senior Fellow for the UCLA School of Public Affairs; Bachelor's in Business Administration. MPA from California State University, Long Beach.

> ***"People and governments worldwide want to reverse climate change. Switching to electric cars (EVs) is a good way to help. But it's important to make it easy and convenient, without waiting in long lines at charging stations. Most people also want to charge their EVs at home. With Power Hero, investors can help fight climate change and maybe make a lot of money too. We're thinking about giving stock bonuses to investors who bring in others to join us."***
>
> – Esmond Goei
> CEO & Founder, Power Hero

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Product Development	$600,000	60.0%
General and Administrative	$150,000	15.0%
Sales and Marketing	$201,000	20.1%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Power Hero Corp.. This offering must raise at least $10,000 by June 28, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Power Hero may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

18,029,813 shares
× $1 per share

$18,029,813 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on April 12, 2024
- Form C/A on April 18, 2024
- Form C/A on April 19, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter

UPDATES

May 13, 2024 • AMERICA'S ELECTRICITY GRID Isn't it nice to...

May 1, 2024 • THE DIFFERENCE * Power Hero enables old...

Apr 27, 2024 • CAN'T SLEEP? Join us on CNBC tonight, Saturday...

Apr 26, 2024 • POWERPAC DESIGN MILESTONE MET. One of the most...

Apr 19, 2024 • YOU MISSED A GREAT WEBINAR OF OUR CNBC ...

Apr 19, 2024 • Filed Form C/A

Apr 18, 2024 • Filed Form C/A

Apr 17, 2024 • DID YOU MISS POWER HERO'S TV DEBUT ON ...

Apr 14, 2024 • CNBC TV Debut: Tonight April 13, 2024, 11pm...

Apr 12, 2024 • Primary offering of 1,000,000 shares at $1

Apr 12, 2024 • Filed Form C

Dec 20, 2023 • GOOD NEWS ! Jesus Christ is born! MERRY...

Dec 7, 2023 • BREAKING NEWS... TWO NEW PATENTS APPROVED on...

Nov 18, 2023 • HUGE THANK YOU POWER HERO INVESTORS BIG...

Nov 18, 2023 • Primary offering finalized, selling 558,610 shares

Nov 18, 2023 • HOUSEKEEPING After we close, in 1 hour, we...

Nov 18, 2023 • COUNTING DOWN... Only 3 hours to go. ...

Nov 18, 2023 • SOLD OUT Don't you just hate hearing that! ...

Nov 17, 2023 • NEXT STOP HOLLYWOOD Our campaign closes in a...

Nov 16, 2023 • THANKFUL For the blessings that we have...

Nov 15, 2023 • 336 NEW INVESTORS Has joined our Power Hero...

Nov 14, 2023 • MPOWER Is not a typo. It's our patented...

Nov 11, 2023 • WORD IS OUT Power Hero has been recognized by...

Nov 10, 2023 • POWERPAC KICKOFF. Yesterday, we kicked off our...

Nov 6, 2023 • NETCAPITAL... PLEASE KEEP UP! We're OVER 82%...

Nov 3, 2023 • GHG IS A DIRTY WORD It stands for "Green...

Oct 31, 2023 • ANXIETY That pretty much sums up the findings...

Oct 25, 2023 • BREAKING NEWS ... When you are doing it right,...

Oct 23, 2023 • GOLD RUSH That's how EVAdoption describes the...

Oct 19, 2023 • WHEN YOU BOUGHT THAT GASOLINE POWERED CAR . . . Did...

Oct 12, 2023 • FIGHTING THE COMPETITION Competitors like...

Oct 10, 2023 • PURCHASE ORDER #1 $100K PowerPac order...

Oct 5, 2023 • PATENT CLAIMS MATTER -- POWER HERO HAS 447...

Oct 3, 2023 • EV CHARGING IN A BLACKOUT What if there is no...

Sep 28, 2023 • TAYLOR SWIFT AND TRAVIS KELCE – THE POWER HERO...

Sep 26, 2023 • WHAT DO THEY KNOW Have you wondered why people...

Sep 19, 2023 • WHAT'S NEXT Commercialization! We're working...

Sep 13, 2023 • UNANSWERED MAIL We know how frustrating it...

Sep 12, 2023 • 17% REPEAT OFFENDERS Pardon me! I meant to...

Sep 11, 2023 • WE WERE NOT SPARED 9/11. Many Americans lost...

Sep 9, 2023 THAT ONE'S MINE It can be if you get on our...

Sep 5, 2023 THEY'RE BACK... From vacation it seems, so...

Sep 1, 2023 BIG THINGS ARE HAPPENING Momentum is...

Aug 31, 2023 CLOSING WEBINAR As our campaign draws to a...

Aug 28, 2023 FUTURE COMMUNICATIONS FOR INVESTORS With our...

Aug 25, 2023 $250K RAISED... MORE THAN JUST A NUMBER Our...

Aug 23, 2023 EARTH, THE LAST FRONTIER Congratulations to...

Aug 23, 2023 IMPACT OF HURRICANES AND EARTHQUAKE ON POWER...

Aug 21, 2023 THERE'S HOPE The Ozone layer around our planet...

Aug 18, 2023 DON'T MISS THE BOAT!! In June 2010, Tesla's...

Aug 17, 2023 SAY WHAT.... Another far-reaching patent...

Aug 15, 2023 WHY APARTMENT EV CHARGING MATTERS 68% of...

Aug 10, 2023 WHEN YOUR WEBINAR GOES TOO FAR In our last...

Aug 8, 2023 IT'S HAPPENING TODAY! REMINDER FOR THE LIVE...

Aug 4, 2023 DON'T FORGET TO REGISTER!! Make sure to mark...

Aug 3, 2023 WHAT'S AT STAKE McKinsey & Company, a leading...

Aug 2, 2023 WHY MANY APARTMENT RENTERS WON'T BUY ELECTRIC...

Aug 1, 2023 HAVE YOUR SAY Your investment is telling! It...

Jul 31, 2023 TOP 5 INVESTMENT STRATEGIES One of the top 5...

Jul 30, 2023 WHY INVEST IN POWER HERO...

Jul 28, 2023 • DON'T MISS OUR UPCOMING WEBINAR!! If you...

Jul 26, 2023 • THE DEMAND NEVER ENDS!! The objective for...

Jul 24, 2023 • UNICORN FOUNDER AGREES: UNCONTESTED MARKETS...

Jul 21, 2023 • THREE CALIFORNIA PILOT CITIES . . . SO WHAT? It is...

Jul 20, 2023 • WHAT IF THE GRID GETS HACKED ? The headlines...

Jul 17, 2023 • POWERPAC FOR EMPLOYERS??!! We are seeing a lot...

Jul 14, 2023 • WHY INVEST IN POWER HERO? We are very excited...

Jul 13, 2023 • WHAT A WEBINAR!! We were very excited to share...

Jul 11, 2023 • LET'S DIVE INTO REVENUE MODELS Join us...

Jul 6, 2023 • TIME TO GET DOWN AND DIRTY! Join us on...

Jul 3, 2023 • 200,000 REASONS TO CELEBRATE! As we prepare to...

Jun 30, 2023 • THE SPIRIT OF INDEPENDENCE Join us this...

Jun 28, 2023 • FIND OUT WHAT YOU MISSED!! Did you miss out on...

Jun 27, 2023 • UNICORN AMBITIONS In our last webinar we...

Jun 27, 2023 • DON'T FORGET TO REGISTER!! Register now for...

Jun 23, 2023 • YOU'RE THE BEST... WE ARE HUMBLED. Since our...

Jun 22, 2023 • HEAR YE ! HEAR YE ! We cordially invite you...

Jun 19, 2023 • 150K RAISED AND GROWING FAST!!! Excited to...

Jun 16, 2023 • INVESTOR WEBINAR - JUNE 27TH Join us for our...

Jun 14, 2023 • Hey Netcapital! We're Way Over $100K! Anyway,...

Jun 12, 2023 • POWERPAC BENEFITS FOR NON-EV...

Jun 9, 2023 • WE GOT IT WRONG This is something we realized...

Jun 7, 2023 • Power Hero Appoints Former House Speaker of...

Jun 6, 2023 • Don't forget to register for our Live Q&A Panel...

Jun 1, 2023 • Don't miss our Netcapital Q&A Webinar on June...

May 26, 2023 • WHAT DOES THIS UNICORN FOUNDER HAVE TO SAY...

May 24, 2023 • BANNER MONTH FOR POWER HERO AS WE HIT $100K...

May 19, 2023 • POWER HERO APPOINTS UNICORN FOUNDER TROY...

Apr 21, 2023 • POWERPAC PATENT APPROVED!! Today the USPTO...

Apr 19, 2023 • CALIFORNIA - A HUGE OPPORTUNITY - THANK YOU...

Apr 12, 2023 • DISTRIBUTION AND INSTALLATION PARTNER - NEW...

Mar 28, 2023 • ANOTHER ENDORSEMENT - CITY OF SEAL BEACH,...

Mar 24, 2023 • CITY OF LA VERNE CALIFORNIA - ENDORSEMENT AND...

Mar 22, 2023 • How to Revolutionize an Industry Leveraging...

Mar 14, 2023 • SVB - No Impact on Power Hero! We are happy to...

Mar 10, 2023 • FEEDBACK FROM CITIES AND YOU! We've been...

Mar 7, 2023 • WE ARE NOW A VERIZON PARTNER! We are proud to...

Mar 3, 2023 • Thank You Investors For A Great First Week Of...

Mar 1, 2023 • Patent Granted! We are pleased to announce...

Feb 21, 2023 • Primary offering of 614,000 shares at $1

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